File No. 333-13935
                                                           Rule 424(b)(3)

                        LITCHFIELD FINANCIAL CORPORATION

                        Supplement dated November 1, 1996
                      to Prospectus dated October 15, 1996


         The table of Selling Stockholders on Page 4 of the Prospectus of Litchfield Financial Corporation dated October 15, 1996 is amended to add footnote (5) with reference to the number of shares to be offered or sold by Donald R. Dion, Jr.:

         (5) Donald R. Dion, Jr. may transfer up to 328,711 shares without consideration to Donald R. Dion, Jr., Trustee of the Bay Cedar Unitrust, who will offer said shares for sale pursuant to the Prospectus dated October 15, 1996.